Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Year Ended
	October 31, 2023	July 30, 2023	October 31, 2022	October 31, 2023	October 31, 2022

Revenue	$227,473	$224,206	$210,266	$892,076	$824,549

Cost of goods sold	142,591	137,405	129,997	555,914	530,336

Gross Profit	84,882	86,801	80,269	336,162	294,213

Operating Expenses:

Selling, general and administrative	16,731	18,032	15,683	69,458	63,989

Research and development	3,367	3,505	4,045	13,654	18,341

Total Operating Expenses	20,098	21,537	19,728	83,112	82,330

Other operating loss	-	-	-	-	(17)

Operating Income	64,784	65,264	60,541	253,050	211,866

Non-operating (loss) income, net	18,660	(911)	10,797	16,896	27,167

Income Before Income Tax Provision	83,444	64,353	71,338	269,946	239,033

Income tax provision	20,288	16,098	16,074	70,312	59,791

Net Income	63,156	48,255	55,264	199,634	179,242

Net income attributable to noncontrolling interests	18,545	21,296	18,204	74,149	60,456

Net income attributable to Photronics, Inc. shareholders	$44,611	$26,959	$37,060	$125,485	$118,786

Earnings per share:

Basic	$0.73	$0.44	$0.61	$2.05	$1.96

Diluted	$0.72	$0.44	$0.60	$2.03	$1.94

Weighted-average number of common shares outstanding:

Basic	61,290	61,233	60,773	61,139	60,559

Diluted	62,067	61,974	61,374	61,755	61,189